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                                                                  EXHIBIT 5(b)


                  Opinion of Kaplan, Strangis and Kaplan, P.A.

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                                 [LETTERHEAD]

                                (612) 904-5607
                                  Direct Dial

                                 May 20, 1997




Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street NW
Washington, D.C.  20549

      Re: TCF Financial Corporation
          Form S-4 Registration Statement (the "Registration Statement") Filed April 25, 1997
          File No. 333-25905

Ladies and Gentlemen:

   This opinion is furnished in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission by TCF Financial Corporation (the "Company") covering the assumption by the Company as a co-obligor of up to $28,750,000 principal amount of the 9.50% Senior Notes due 2003 of Winthrop Resources Corporation (the "Winthrop Senior Notes") in connection with the transactions contemplated by the Agreement and Plan of Reorganization dated February 28, 1997 between the Company and Winthrop Resources Corporation (the "Merger Agreement").

   We have acted as counsel to the Company and, as such, have examined the Company's Certificate of Incorporation (including amendments thereto), Bylaws and such other corporate records and documents as we have considered relevant and necessary for the purpose of this opinion. We have participated in the preparation and filing of the Registration Statement. We are familiar with the proceedings taken by the Company with respect to the authorization and approval for the Company to assume as a co-obligor the Winthrop Senior Notes upon consummation of the merger contemplated by the Merger Agreement and approval by the requisite vote of the holders of the Winthrop Senior Notes of certain modifications to the indenture governing the Winthrop Senior Notes pursuant to the Merger Agreement as contemplated by the Registration Statement.

   Based on the foregoing, we are of the opinion that:

   1. The Company has been duly incorporated and is validly existing and in good

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May 20, 1997
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standing under the laws of the State of Delaware.

   2. The Company has corporate authority to assume as a co-obligor the Winthrop Senior Notes.

   3. Upon execution and delivery of the First Supplemental Indenture in the form attached as an exhibit to the Registration Statement by the Company, the Company will assume and become a co-obligor of the Winthrop Senior Notes and become a party to the indenture pursuant to which the Winthrop Senior Notes were issued.

   We hereby consent to the reference to our firm in the Registration
Statement.

                                       Sincerely,

                                       KAPLAN, STRANGIS AND KAPLAN, P.A.



                                       By /s/Bruce J. Parker
                                          -----------------------------
                                          Bruce J. Parker